Exhibit 10.1

2014 CU BANCORP

Executive Performance Incentive Plan

Amendment # 1 – April 24, 2014

I.	PLAN PURPOSE

The purpose of the 2014 CU Bancorp (“Company”) Performance Incentive Plan (“Plan”) is to reward employees of CU Bancorp and its subsidiary California United Bank (collectively “CUB”) who have been designated to participate in the Plan for any or all of the following components included in achieving the Company’s annual financial plan and profitability targets:

•	Execution of strategic initiatives

•	Profitability

•	Loan Growth

•	Asset/Credit Quality

•	Deposit Growth

•	Efficiency Ratio

II.	ELIGIBILITY FOR PARTICIPATION

Employees of CUB whose positions are listed below are eligible for consideration for an award under this Plan. Employees hired after September 1, 2014 of the Plan year are generally not eligible for an award. In order to participate in this Plan and potentially earn an award, the participants must be actively employed at CUB on the payment date as defined in the General Terms and Conditions section of this Plan document. Awards shall be earned and determined under the Plan in relation to the attainment of the performance targets set forth below, as determined by the Compensation, Nominating and Corporate Governance Committee (“Committee”) in its discretion. Newly hired employees, transferred employees, or employees promoted to qualifying positions will become eligible for participation in the Plan at the discretion of the Committee.

An employee is an eligible Plan participant upon being notified of his/her participation by the Committee. Ongoing participation in the Plan is at the discretion of the Committee.

Continued participation in the Plan is dependent upon the participant remaining an employee in good standing as defined by CUB.

III.	AWARDS

The performance targets described in this document and its attachments are for Calendar Year 2014 and may be amended at the discretion of the Committee at any time. The following are the definitions as they relate to the three target categories. The pool for the Plan is funded determined by the performance levels as defined below:

This document is for the internal use of the Bank only. The contents of which are not to be copied, distributed or reproduced in any manner without the express permission of the Bank.

Threshold Plan Target – In order for the Threshold Plan Target to be met, the Company should perform within 80%-100% of the Financial Plan, growth and/or profitability targets for the year.

Meets Plan Target – In order for the Meets Plan Target to be met, the Company should perform at 100% of the Financial Plan, growth and/or profitability targets for the year.

Exceeds Plan Target – In order for the Exceeds Plan Target to be met, the Company should perform within 100% - 125% of the Financial Plan, growth and/or profitability targets for the year.

The components of the Plan provide flexibility and recognition that there may be extraordinary actions/events that reflect long-term investment or other strategies which could impact short-term earnings but which could result in a higher level of incentive than ordinarily indicated by financial data alone.

Participants

Senior Executives (EVP’s and above) are eligible for consideration for an award calculated based on a percentage of salary, which is determined based on measurement against annual Company- wide performance targets as included in the approved 2014 Financial Plan (“Budget”) for the Company annually approved by the Board of Directors, as may be amended by action of the Board of Directors from time to time. The award, if earned, is paid annually by no later than March 15 of the following year if the award is being paid in cash

Individual Goals

From time to time the Committee may establish individual goals for each participant which relate directly to their individual job performance including results of internal audit, regulatory exams, management of expenses, leadership excellence, etc.

Risk Taking

The Plan is designed to set goals, establish targets with payouts at multiple levels of performance, evaluation of performance results and discretion in the payment of incentives to assist in mitigating excessive risk taking that could harm Company value or reward poor judgment. The Committee, where appropriate, reserves the right to structure incentives to include “holdbacks” or similar arrangements to address risk associated with the incentive plan.

IV.	GENERAL TERMS AND CONDITIONS

The provisions of the Plan are subject to periodic review and possible change throughout the Plan year, with the approval of the Committee.

This Plan shall comply with applicable federal and state statutes, regulations and guidelines as such may be applicable to the Plan.

Payment of awards will be made by direct deposit to the participant’s checking account or by check if the participant has not authorized direct deposit of wages if the incentive awarded under the Plan is paid in cash. Applicable withholdings will be deducted from all payments. Only to the extent provided in other benefit plans or benefits in connection with a participant’s employment by CUB, payments under this Plan will be included for calculation of such benefits.

This document is for the internal use of the Bank only. The contents of which are not to be copied, distributed or reproduced in any manner without the express permission of the Bank.

At the sole and absolute discretion of the Committee, an incentive award can be paid in total or in part in either cash or equity and with such terms and conditions as the Committee shall determine. If the decision is to pay an incentive award, or any part thereof, in equity, the value of the equity will be the approximate equivalent of the cash value as calculated under the Plan based on the closing price of CU Bancorp stock on the date of the grant.

Awards will be determined generally based on the provisions of this Plan document, in the sole and absolute discretion of the Committee. The Committee will review and approve all award recommendations prior to submission to Payroll for payment. The Committee may retroactively adjust or recoup payments to reflect the impact of any event that requires a restatement of the Company’s audited financial statements as well as other events as to which such adjustments are required by applicable statutes, rules or regulatory guidelines or actions. Such adjustment or recoupment may require participants to repay amounts previously received or the cancellation of unvested restricted stock grants or some other repayment to the Company.

The Committee may retroactively adjust or recoup payments to reflect the impact of any event that requires a restatement of the Company’s audited financial statements as well as other events as to which such adjustments are required by applicable statutes, rules or regulatory guidelines or actions. Such adjustment or recoupment may require you to repay amounts previously received or result in the cancellation of unvested restricted stock grants or require some other repayment to the Company.

Please be advised that if CUB notifies you in writing that you have received payments in error under this Plan, you shall be required to repay the aggregate amount of such payments to CUB no later than fifteen days following your receipt of such notice. If the incentive award was paid in equity, CUB will cancel said equity grant if it was determined that the grant was made in error.

Non-Exclusivity

The Plan does not limit the authority of the Company, the Board, or the Committee, to grant awards or authorize any other compensation to any person under any other plan or authority.

Misconduct

If, at or before the time awards are paid, a Plan participant violates CUB policy, or engages in fraudulent conduct or any other act which results in the participant not being in good standing, the Plan participant may be determined to be ineligible for an award, at the sole discretion of the Company. Further, the Company reserves the right to suspend payment of awards pending any misconduct investigation that the Committee determines could impact a Plan participant’s eligibility for an award.

To qualify for an incentive award, a participant must have a satisfactory performance rating and not be in a formal disciplinary status. If an adverse performance rating is assigned to the participant, the Plan participant will not be eligible for an incentive award under this Plan. The Committee also has the discretion to determine that a participant on written warning or disciplinary status at any time during the Plan year is not eligible to receive any or part of an incentive award.

Changes in Employment Status

In the event a Plan participant dies, becomes disabled (as defined by CUB Short-Term or Long-Term Disability Plan provisions), retires, or is on a leave of absence (as defined by applicable CUB policies), he/she may be eligible for an incentive award based on the Committee’s discretionary review of performance results through the last date of the Plan participant’s active employment in the Plan-eligible position during the performance measurement period.

This document is for the internal use of the Bank only. The contents of which are not to be copied, distributed or reproduced in any manner without the express permission of the Bank.

In the event of death, the incentive award payment, if any, will be issued in the name of the deceased and made payable to the estate.

Participants whose positions are eliminated may be eligible for prorated incentive awards, in the sole discretion of the Committee based on such factors as tenure in the qualifying position, overall performance level, and actual results attained. Eligibility shall be strictly at the discretion of the Committee. Participants who voluntarily terminate their employment with CUB prior to the date of actual payment of any incentive awards under the Plan are ineligible for an incentive award. In the event a participant’s employment is involuntarily terminated for reasons other than position elimination, eligibility for participation in the Plan automatically ceases at the time of such termination.

Adoption and Administration

The Plan is effective commencing on April 24, 2014, and ending December 31, 2014.

General authority and on-going responsibility for Plan administration is held by the Committee. Any exceptions to the provisions in this Plan require approval of the Committee.

No agreements or understandings will modify this Plan unless they are in writing and specifically approved by the Committee.

Plan Changes and Interpretation

The Company reserves the right to make revisions to the Plan or to terminate the Plan at any time at its sole and absolute discretion. Nothing contained in this Plan shall vest any right in the incentive award payments until the payment is actually calculated and paid. Nothing herein alters or revises the employment-at-will agreement outlined at the time of hire.

The Plan shall not be construed to limit or prevent CUB from adopting or changing, from time to time, any rules, standards, or procedures affecting a participant’s employment with CUB or any CUB affiliate, including those which affect incentive award payments, with or without notice to the Plan participant.

Proprietary Information

This highly confidential material describing and related to the Plan is the sole property of CUB and shall be used only as expressly approved in writing by CUB. This type of material is critical to maintaining and enhancing CUB’s competitive advantage. Any unauthorized use or reproduction of this material is prohibited.

Ethical and Legal Standards

Plan participants are required to be familiar with, and abide by CUB’s Code of Ethics and comply with the letter and spirit of its provisions at all times.

No rights under this Plan shall be assignable or subject to any pledge or encumbrance of any nature.

If a participant fails to comply with the CUB’s Code of Ethics or the provisions included in this Plan document, or violates any other CUB policy, his/her eligibility for an incentive award may be deferred, reduced, or denied at the discretion of the Committee.

This document is for the internal use of the Bank only. The contents of which are not to be copied, distributed or reproduced in any manner without the express permission of the Bank.

Receipt & Acknowledgement of the CU Bancorp Performance Incentive Plan (“Plan”) effective April 24, 2014.

This is to acknowledge that I have received a copy of the Performance Incentive Plan effective January 1, 2014. I agree to familiarize myself with the information in this Plan, and by signing below, I am agreeing to the terms and conditions described in the Plan. My signature also acknowledges that I have read and understand the CUB Code of Ethics.

I also understand that:

•	I must be employed in good standing with the CUB at the time the incentive awards are paid if incentive is paid in cash or when an equity grant is approved in order to be eligible for any award for the applicable period. Incentive award can be either paid in cash or in the form of equity.

•	If, at or before the time the incentive awards are paid, and in the case of equity granted, I violate CUB policy, or engage in fraudulent conduct or any other act which results in my not being in good standing, I will not be eligible for an incentive award unless CUB determines otherwise, in its sole discretion. Further, CUB reserves the right to delay or suspend the decision to pay an incentive award pending any misconduct investigation and to seek reimbursement of any incentive award previously paid to me at such time as I was not in good standing.

•	I understand and acknowledge that the Committee may retroactively adjust or recoup payments to reflect the impact of any event that requires a restatement of the Company’s audited financial statements as well as other events as to which such adjustments are required by applicable statutes, rules or regulatory guidelines or actions. I further understand that such adjustment or recoupment may require me to repay amounts previously received or result in the cancellation of unvested restricted stock grants or require some other repayment to the Company.

•	I further acknowledge and agree that if my employer, CUB, notifies me in writing that I have received payments in error, I shall repay the aggregate amount of such payments to my employer, CUB, no later than fifteen days following my receipt of such notice. If the incentive award was paid in equity, CUB will cancel said equity grant if it was determined that the grant was made in error.

•	All the information, reports, and/or data provided to me by CUB are and remain the sole property of CUB. Such information, reports, and/or data include, without limitation, manuals, computer software, and electronically produced data. I agree not to use or allow any other party to use information, reports, and/or data in any manner that is detrimental or results in competitive disadvantages to CUB.

•	The Committee reserves the right to make revisions or to discontinue this Plan at any time, in its sole and absolute discretion. Nothing herein alters or revises the employment-at-will agreement as outlined in documents provided to me at the time of hire.

Participant’s Name: (Print):

Participant’s Signature:

Date:

This document is for the internal use of the Bank only. The contents of which are not to be copied, distributed or reproduced in any manner without the express permission of the Bank.

Attachment A

Senior Executive Plan Details

2014 CU Bancorp Performance Cash Incentive Plan

The Senior Executives include the following positions providing they are Executive Vice Presidents or above:

•	President and CEO

•	Chief Credit Officer and Chief Operating Officer

•	Chief Financial Officer

•	Commercial Banking Executive Managers

•	General Counsel

These positions are eligible for consideration for an incentive award calculated on a percentage of base salary* which is determined based on a number of factors, including measurement against annual corporate performance targets as outlined in the approved financial and strategic plan. This includes, but is not limited to:

•	Execution of strategic initiatives

•	Profitability

•	Loan Growth

•	Asset/Credit Quality

•	Deposit Growth

•	Efficiency Ratio

In addition to comparison to the Company’s financial plan for the year, there is also a comparison to market peer banks to measure CUB performance relative to market peers, which is considered in the overall assessment of Company performance.

Target Opportunity

Position Title	Threshold Plan Target	Meets Plan Target	Exceeds Plan Target
President & CEO	30% of base salary*	50% of base salary*	75% of base salary*
CCO & COO	20% of base salary*	40% of base salary*	60% of base salary*
CFO	20% of base salary*	40% of base salary*	60% of base salary*
Commercial Banking Executive Manager(s)	20% of base salary*	40% of base salary*	60% of base salary*
General Counsel	20% of base salary*	40% of base salary*	60% of base salary*

*	Equivalent of current annual base salary at time of award payout.

The recommendation for the President & CEO is the responsibility of the Committee. The recommendations for the CCO & COO, CFO, Commercial Banking Executive Manager(s) and General Counsel are generated by the President & CEO and approved by the Compensation, Nominating and Corporate Governance Committee.

This document is for the internal use of the Bank only. The contents of which are not to be copied, distributed or reproduced in any manner without the express permission of the Bank.